Exhibit 99.1

PRESS RELEASE

Community Bancorp. Reports Earnings and Dividend
Derby, VT	October 18, 2006	For immediate release
For more information contact: Stephen P. Marsh, President & COO at (802)-334-7915

     Community Bancorp., the parent company of Community National Bank, has reported earnings for the quarter ended September 30, 2006 of $764,064, or $0.19 per share, as compared to $918,112 or $0.23 per share for the same period a year ago. Year to date earnings were reported to be $2,262,106 or $0.55 per share, compared to $2,405,297 or $0.59 per share through the first nine months of 2005.

     As of September 30, 2006, assets were reported at $358,333,963 with $262,465,031 in net loans and $309,968,679 in deposits (including repurchase agreements). This compares to assets of $350,246,660 at September 30, 2005, with net loans of $241,248,020 and deposits of $299,487,109 as of that date. Our loan growth of 8.8% year-over-year is particularly noteworthy. The bank is generally experiencing some pressure on spreads.

     The Company's board of directors has declared a cash dividend of $0.17 per share, payable November 1, 2006 to shareholders of record as of October 15, 2006.

     Community National Bank is an independent bank that has been serving its communities since 1851, with offices now located in Derby, Derby Line, Island Pond, Barton, Newport, Troy, St. Johnsbury, Montpelier and Barre.

Forward Looking Statements: This press release contains forward-looking statements, including, without limitation, statements about the Company's financial condition, results of operations, earnings outlook and business affairs. Although these statements are based on management's current expectations and estimates, actual conditions, results, earnings and business may differ materially from those contemplated by such forward-looking statements, as they could be influenced by numerous factors which are unpredictable and outside the Company's control. Factors that may cause actual results to differ materially from such statements include, among others, the following: (1) competitive pressures increase among financial services providers in the Company's northern New England market area or in the financial services industry generally, including pressures from nonbank financial service providers, from increasing consolidation and integration of financial service providers and from changes in technology and delivery systems; (2) interest rate changes in such a way as to reduce the Company's interest margins and its funding sources; (3) general economic or monetary conditions, either nationally or regionally, are less favorable than expected, resulting in a deterioration in credit quality or diminished demand for the Company's products and services; and (4) changes in laws or government rules, or the way in which courts interpret those laws or rules, adversely affect the Company's business or impose additional costs and regulatory requirements.